8/7 Roadshow - Social cutdown + X and LinkedIn copy for Exec Social Link: 9x16 and 4x5: https://next.frame.io/share/bd65c9c3-5798-49b6-8151-f16a09e58868/7c2c3716-2a3a-4391-8a59 -2ae73adddd72 VLAD As Robinhood Ventures continues to scale, our goal is for it to be an anomaly to not have retail in your seed or Series A cap table. RICH It was through that idea that Fund II was born: A basket of 80 companies from Y Combinator’s newest cohorts this year that we believe have the most potential. An investment in RVII is speculative and involves a high degree of risk with substantial risk of loss. What’s most exciting about these is not just that they’re new companies, but they’re also new ideas. Filed pursuant to Rule 433 Registration File No. 333-297168 Free Writing Prospectus

This presentation has been made available to you with the consent of Robinhood Ventures Fund II (“RVII” or the “Fund” ). RVII has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-297168) with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVII has filed with the SEC for more complete information about RVII and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146); Wells Fargo Securities LLC, 608 2nd Avenue South, Minneapolis, MN 55402, at 800-645-3751 (option #5) or email a request to WFScustomerservice@wellsfargo.com; or UBS Securities LLC, Attention: Equity Syndicate, 11 Madison Avenue, New York, NY 10010, by telephone at (888) 827-7275, or by email at ol-prospectus-request@ubs.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of RVII before investing. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This presentation contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this presentation are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue,” or the negative of these words or other similar terms or expressions that concern RVII’s expectations, strategy, plans or intentions. Forward-looking statements contained in this presentation include, but are not limited to, statements about RVII’s plans to hold a public offering and its intended date, RVII’s investment objectives, RVII’s intent to hold a diversified portfolio of early-stage and growth-stage private companies, and RVII’s intent to hold these companies for the long term. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in these forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. RVII undertakes no obligation to update any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in expectations, except as required by law. An investment in the Fund is speculative and involves a high degree of risk with substantial risk of loss. This presentation includes statements of opinion and beliefs of the presenters. Such statements are based on management’s current views and assumptions and are subject to change. These statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those expressed or implied by these statements. RVII is a newly organized, externally-managed and diversified closed‑end fund that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended, investing in a diversified portfolio of early-stage and growth-stage private “Promising Companies.” This investment strategy entails limited information, illiquidity, valuation uncertainty, and risk of loss; shares and the value of the Fund’s Net Assets may be volatile and shares may trade at a discount or premium, and exposures may be via illiquid private vehicles with capital calls and extra fees. The Fund may use leverage, has limited operating history, and does not anticipate that it will pay dividends on a quarterly basis or become a predictable distributor of dividends, all of which can reduce or delay returns. “Net Assets” means the total assets of the Fund minus the Fund's liabilities. A “Promising Company” means an early-stage or a growth-stage private company that, in the Adviser’s view, demonstrates significant growth potential based on the Adviser’s evaluation of various factors that may include the experience and track record of the founding team, market size, industry trends, product differentiation, commercial traction, and business model. The RVII investment strategy focuses on Promising Companies that are current or previous participants in the Y Combinator startup accelerator program or companies with a founder or co-founder that has participated in the Y Combinator startup accelerator program. RVII may invest in other Promising Companies as well. “Y Combinator” is a registered trademark of Y Combinator Management, LLC or its affiliates and is used by the Fund with permission. Y Combinator does not sponsor, endorse, or promote the Fund and has no responsibility for the management or performance of the Fund.

There can be no assurance that RVII’s investment in the companies presented herein will be profitable. Past performance is no guarantee of future results. The portion of RVII’s portfolio allocated to each company presented herein may fluctuate over time, and therefore the performance of each company may not bear materially on the performance of RVII. RVII holdings are subject to change. Investing in early-stage private companies involves a high degree of risk and is not appropriate for all investors. Most early-stage companies fail, and investors could lose their entire investment. Because these companies are new and evaluated quickly, there is limited track record or information available before an investment is made, and any positive returns may take years to materialize, if they occur at all. Closed-end funds, including BDCs, differ from open-end funds in that closed-end funds do not redeem their shares at the request of an investor. No shareholder has the right to require the Fund to redeem his, her or its shares. While the Fund’s shares are expected to be listed on an exchange, an active public market for the shares may not develop. As a result, shareholders may not be able to liquidate their investment. Accordingly, Shareholders should consider that they may not have access to the funds they invest in the Fund for an indefinite period of time. There is no assurance that the private companies in which the Fund invests will ever have a liquidity event. All rights to the trademarks included herein, other than RVII’s trademarks, belong to their respective owners and the use hereof does not imply any endorsement by the owners of these trademarks. Robinhood Ventures is the investment adviser for RVII. Robinhood Ventures is the dba name for Robinhood Ventures DE, LLC (“RHV” or “Adviser”). RHV is a wholly owned subsidiary of Robinhood Markets, Inc. Robinhood and its affiliates generally earn more money from affiliated funds than from unaffiliated funds. Securities trading offered through Robinhood Financial LLC, Member SIPC, a registered broker-dealer, and a subsidiary of Robinhood Markets, Inc., and through Trade-PMR, Inc. Member SIPC, a registered broker-dealer, and a subsidiary of Robinhood Markets, Inc. Channels: RobinhoodApp X, IG, FB, TikTok, and quote tweeting to Vlad, Shiv and Sarah’s X RobinhoodApp X: Tweet 1: What happens when retail investors get a seat at the earliest stages of company building? Robinhood Ventures Fund II is designed to provide exposure to a basket of tomorrow’s promising companies, including companies from the Y Combinator ecosystem.

Sign up to request shares before the order book closes on 8/12: https://robinhood.com/us/en/ventures/rvii Tweet 2: Watch the full roadshow: https://x.com/RobinhoodApp/status/2084309691992002868 Tweet 3: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus RobinhoodApp IG, TikTok, FB What happens when retail investors get a seat at the earliest stages of company building? Robinhood Ventures Fund II is designed to provide exposure to a basket of tomorrow’s promising companies, including companies from the Y Combinator ecosystem. Sign up to request shares before the order book closes on 8/12: https://robinhood.com/us/en/ventures/rvii First comment: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus ____________________________________________________________________________ _________________ Sarah’s X Tweet 1: Robinhood Ventures Fund II was born from a simple idea: retail investors should have greater access to the companies and ideas being built at the earliest stages. Tweet 2: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus ____________________________________________________________________________ _________________ Shiv’s X [Quote tweet RobinhoodApp] Tweet 1: Robinhood Ventures is building a new model for private market access, bringing retail investors closer to companies and ideas earlier in their journeys. Sign up to request shares before the order book closes on 8/12: https://robinhood.com/us/en/ventures/rvii Tweet 2: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus Rich’s X [Quote tweet RobinhoodApp]

Tweet 1: Robinhood Ventures Fund II is part of Robinhood Ventures’ effort to build a new model for private market investing, bringing investors closer to companies and ideas earlier in their journeys. Sign up to request shares before the order book closes on 8/12: https://robinhood.com/us/en/ventures/rvii Tweet 2: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus